Sign-On Bonus

Terms

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Upon commencement of employment with the Company, Mr. Carter will receive a sign-on bonus of $250,000, less all legally required and authorized deductions and withholdings, payable in a lump sum within 30 days of his commencement of employment.

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Upon Mr. Carter’s one-year anniversary of his commencement of employment with the Company, if he remains employed with the Company on that date, Mr. Carter will receive an additional $250,000, less all legally required and authorized deductions and withholdings, payable in a lump sum within 30 days of his one-year anniversary.

•	If Mr. Carter voluntarily resigns for any reason prior to the two-year anniversary of his commencement of employment, Mr. Carter will be obligated to repay $250,000 to the Company.

•	Payment of this sign-on bonus does not alter the at-will nature of Mr. Carter’s employment.